[JACKSON NATIONAL LIFE INSURANCE COMPANY LETTERHEAD]




September 4, 2009


Board of Directors
Jackson National Life Insurance Company
1 Corporate Way
Lansing, MI  48951

Re:          Jackson National Life Insurance Company
             Jackson National Separate Account - I
             Registration Statement on Form N-4 (File No. 811-08664, 333-155675)

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of this Registration Statement on Form N-4 for the Individual Fixed and Variable Annuity Contracts (the "Contracts") to be issued by Jackson National Life Insurance Company and its separate account, Jackson National Separate Account - I. This filing constitutes an initial filing for the offering of the Contracts and Amendment No. 193 for the Separate Account.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

     1. Jackson National Separate Account - I is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

     2. Upon the acceptance of premiums made by an Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally issued, fully paid, non-assessable contractual interest under such Contract.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

Respectfully,

ANTHONY L. DOWLING

Anthony L. Dowling
Associate General Counsel